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               CANCELLATION OF SEVERANCE AGREEMENT

        MODIFICATION OF EMPLOYMENT AGREEMENT AND ADDENDUM


     THIS AGREEMENT is made and entered into as of this 23rd day of February, 1995, by and between Bowater Incorporated, a Delaware corporation having a mailing address of 55 East Camperdown Way, Greenville, South Carolina 29602, (the "Corporation"), and Phillip A. Temple of 1175 Haywood Road, #9-0, Greenville, South Carolina 29681, (the "Executive").

     WHEREAS, the Corporation now employs the Executive as Vice President - Human Resources and Administration pursuant to an Employment Agreement dated March 15, 1993, (the "Employment Agreement") and a Severance Agreement dated March 15, 1993, (the "Severance Agreement") both modified by an Addendum to the Employment and Severance Agreements dated March 15, 1993, (the "Addendum"); and

     WHEREAS, the Executive and the Corporation wish to continue the Executive's employment until a specified and agreed upon date, whereupon the Executive will leave the employment of the Corporation and be entitled to receive certain benefits;

     NOW, THEREFORE, the parties hereto agree that the Severance
Agreement will be canceled as of June 30, 1995, and that the Employment Agreement is hereby modified (by this "Modification") in the following respects:

      1. Severance Agreement. The Severance Agreement will be terminated as of June 30, 1995.

      2. Addendum and Employment Agreement. The Employment Agreement is hereby modified as follows:

      (a) Term. Section 2 of the Employment Agreement is amended to read in its entirety as follows:

      	   "2.  Term.

      	   	The term of this Agreement, having begun on March 15, 1993, will continue from the date of this Modification until December 31, 1995."

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      (b)  Position and Duties.  Section 3 of the Employment Agreement
      is amended in its entirety to read as follows:

      	   "3.  Position and Duties.

	   	"From February 23, 1995, through December 31, 1995, the Executive will have the employment status of an exempt employee. The Executive is relieved as of February 23, 1995, of the obligation to devote his full working time to the performance of duties under this Employment Agreement."

      (c) Compensation and Benefits. Section 5 of the Employment Agreement is amended in its entirety to read as follows:

      	   "5.  Compensation and Benefits.

      	   	(a) Base Salary. The Corporation will pay to the Executive a base salary at his current annual rate, payable in substantially equal periodic installments on the Corporation's regular pay dates. All applicable taxes and other authorized deductions will be deducted from each pay check.

      	   	(b) Bonus Plan. The Executive will not be eligible to participate in the 1995 Annual Bonus Plan. In lieu thereof, the Executive will be entitled to the bonus provided for in Section 8 entitled "Severance Pay." The Executive will be eligible to participate in the Corporation's Long Term Cash Incentive Plan on a prorated basis (based on eighteen months' participation).

      	   	(c) Benefit Plans. The Corporation will make contributions on the Executive's behalf to the Corporation's various benefit plans and programs (except for long-term disability) in which the Executive is eligible to participate in accordance with the provisions thereof as in effect from time to time. The Executive will continue to be responsible for all required employee contributions.

      	   	(d) Vacations. The Executive is entitled to payment for all accrued vacation as of July 1, 1995. The
                Executive will not be entitled to accrue vacation from and after July 1, 1995.

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      	   	(e)  Expenses.  The Corporation will reimburse the
                Executive for all reasonable expenses properly incurred, and appropriately documented, by the Executive in connection with the business of the Corporation."

      (d) Severance Pay. Section 8 of the Employment Agreement is amended in its entirety to read as follows:

      	   "8.  Terminal Leave of Absence and Severance Pay.

      	   	(a) Terminal Leave of Absence. The Executive will be on a terminal paid leave of absence from February 23, 1995, through December 31, 1995. The Executive's entitlement to compensation, benefits, or payments under the Corporation's health, accident, life insurance, retirement, stock option or incentive, and savings (but not long-term disability) plans, policies or arrangements will not, except as otherwise required by law or regulation, be affected by the Executive's leave of absence status and will continue to be governed by the applicable provisions of such plans as though the Executive had continued to render services in the active employment of the Corporation to the end of the term of this Agreement or event (such as the Executive's death) that otherwise ends the term of this Agreement.

      	   (b)	Severance Pay.  On July 1, 1995, the Executive will be
                paid severance pay in the amount equal to eighteen (18) months of the Executive's base salary plus 30/12 times the amount of the bonus paid to the Executive in 1995 for calendar year 1994. All applicable taxes and other authorized deductions will be deducted from this payment. (Of the total bonus amount, 12/12's of the bonus to be paid is attributable to calendar year 1995, and will be included in the computation of "Final Average Earnings" within the meaning of the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies, and therefore in the computation of the retirement benefit to which the Executive is entitled pursuant to the provisions of
                Section 3 hereof.)"

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      (e)  Ratification.  In all respects, except as herein provided, the Employment Agreement is hereby ratified and confirmed.

      3. Addendum Benefits. The Corporation hereby confirms that, as of January 1, 1996, the Executive will be entitled to the benefits described in Sections 3 and 4 of the Addendum.

      4. Stock Options. The Bowater Incorporated incentive stock option agreements dated March 15, 1993, and January 25, 1995, between the Executive and the Corporation are hereby amended to vest and make exercisable as of April 26, 1995, all remaining stock option grants not presently exercisable. The terminal leave of absence will not interrupt or terminate employment for purposes of determining the Executive's continued eligibility to exercise options awarded pursuant to the Corporation's 1992 Stock Option and Stock Incentive Plan.

      5. Effectiveness Contingent Upon Release and Approval by HRCC. This Modification shall not be effective unless and until (a) it has been approved by the Human Resource and Compensation Committee (the "HRCC") of the Board of Directors; and (b) the Executive has executed a certain Waiver and Release Agreement, (the "Release Agreement") at the request and for the benefit of the Corporation, and the seven-day revocation period provided for therein has expired. If the Executive should breach the terms of the Release Agreement in the future, this Modification will immediately become null and void, and be deemed canceled.



      IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.


                                  BOWATER INCORPORATED


      /s/   Carol D. Hinton 	  By   /s/   A. P. Gammie
    Witness			     Its



      /s/   Wendy C. Shiba  	       /s/  Phillip A Temple
    Witness			     Phillip A. Temple
    				     Executive